EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Protein Design Labs, Inc. on Form S-3 No. 333-36708, and in the related Prospectus, and on Form S-8 Nos. 333-44762, 333-87957, 33-65224, 33-50116, 333- 104170, 33-50114, 33-96318 and 333-68314 pertaining to the 1993 Employee Stock Purchase Plan, Outside Directors Stock Option Plan, 2002 Outside Directors Stock Option Plan, 1991 Stock Option Plan, 1999 Nonstatutory Stock Option Plan and 1999 Stock Option Plan of Protein Design Labs, Inc. of our report dated February 24, 2003, with respect to the financial statements of Eos Biotechnology, Inc. as of and for the years ended December 31, 2002 and 2001 and for the period from inception (April 16, 1996) through December 31, 2002, included in this Current Report (Form 8-K/A) dated June 17, 2003.

/s/ ERNST & YOUNG LLP

Palo Alto, California
June 12, 2003